UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2025

MP MATERIALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39277	84-4465489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 S. Pavilion Center Drive, Suite 800

Las Vegas, Nevada 89135

(Address of principal executive offices and Zip Code)

(702) 844-6111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	MP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2025, David G. Infuso was appointed as the Chief Accounting Officer and the principal accounting officer of MP Materials Corp. (the “Company”). Prior to Mr. Infuso’s promotion, Ryan Corbett, the Company’s Chief Financial Officer, served as the principal accounting officer. Mr. Corbett will continue to serve as the Company’s Chief Financial Officer and principal financial officer.

Mr. Infuso, who is 41 years old, joined the Company in November 2020 and held positions of ascending responsibilities in the Company’s Accounting and Finance departments during his tenure, including as the Company’s Senior Vice President of Financial Reporting and Technical Accounting. Before joining the Company, Mr. Infuso was the Director of Financial Reporting of Penn Entertainment, Inc. from October 2018 to November 2020 and was the Director of Financial Reporting and Technical Accounting of Pinnacle Entertainment, Inc. from September 2014 to October 2018. Mr. Infuso began his career at Deloitte & Touche LLP. Mr. Infuso is a licensed CPA and has over 17 years of accounting experience.

In connection with Mr. Infuso’s appointment as Chief Accounting Officer and principal accounting officer, Mr. Infuso entered into an employment agreement, effective April 4, 2025, with the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Infuso will earn an annual base salary of $315,000. He will also be eligible to receive a discretionary bonus. Any bonus is subject to: (i) except as otherwise provided in the Employment Agreement, Mr. Infuso being employed by the Company on the last day of the Company’s fiscal year or such later date as the Company’s bonus plan shall specify; and (ii) the Company’s Incentive Compensation Clawback Policy. In some circumstances, a portion of Mr. Infuso’s bonuses may be paid in restricted stock, restricted stock units or other equity awards.

The Employment Agreement provides for an indefinite term. If Mr. Infuso’s employment terminates, he would receive all accrued but unpaid base salary and, except in the case of dismissal for “cause” (as defined in the Employment Agreement), an annual bonus for the year of termination based on the actual financial results for the full year in which the termination occurred, prorated for the portion of the year before termination of his employment.

If Mr. Infuso’s employment is terminated by the Company without cause or by the Executive for “good reason” (as defined in the Employment Agreement) other than prior to, on or within 24 months following a “change of control” (as defined in the Employment Agreement), he would be entitled to 1 times the sum of his base salary and target bonus. Mr. Infuso would also be entitled to receive continuation of health benefits coverage for himself and his dependents and disability insurance coverage for himself for up to 18 months following termination.

If Mr. Infuso’s employment is terminated by the Company without cause or by the Executive for “good reason” within ninety (90) days prior to, on or within twenty-four (24) months after a “change of control” (as such terms are defined in the Employment Agreement), he would be entitled to a lump sum payment of 2 times the sum of his annual base salary and target bonus. Mr. Infuso would also be entitled to receive continuation of health benefits coverage for himself and his dependents and disability insurance coverage for the Executive for up to 18 months following termination. In addition, all time-based equity awards shall vest in full as of the date of termination. If Mr. Infuso dies or the Company terminates his employment due to “disability” (as defined in the Employment Agreement), he would be entitled to receive continuation of health benefits coverage for himself and his dependents and disability insurance coverage for himself for up to 18 months following termination. In addition, all time vested awards shall vest in full as of the date of termination.

In connection with Mr. Infuso’s promotion, he received a grant of 9,932 restricted stock units, which was granted on April 1, 2025, and vests in four equal installments beginning on the first anniversary of the date of grant. The restricted stock units were issued pursuant to the Company’s 2020 Stock Incentive Plan.

The summary of the material terms of the Employment Agreement described above is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There are no family relationships between Mr. Infuso and any of the Company’s current or former directors or executive officers. Mr. Infuso is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Description

10.1	Employment Agreement, effective as of April 4, 2025, by and between MP Materials Corp. and David G. Infuso

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2025	MP MATERIALS CORP.

	By:	/s/ Elliot D. Hoops
Elliot D. Hoops
General Counsel and Secretary

4